(The Articles of Incorporation, as amended, have been restated in electronic format in accordance with Rule 102(c) of Regulation S-T for purposes of filing with the SEC)

                    ARTICLES OF INCORPORATION

                                OF

                   MERIT MEDICAL SYSTEMS, INC.



          We, the undersigned natural persons, over the age of eighteen (18) years, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation.

                            ARTICLE I
                               NAME
          The name of the corporation is Merit Medical Systems, Inc.

                            ARTICLE II
            DURATION The period of its duration is perpetual.

                           ARTICLE III
                             PURPOSES

     The purpose or purposes for which the corporation is organized are:
          A.   To engage in the business of developing medical
devices and equipment for research and commercial use; and to engage in such other activities as are incidental to or connected with the operation of such business;
          B.  To  borrow  money  and  contract  debts,  when  necessary  for the transaction of its business, or for the exercise of its corporate rights, privileges, or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects;
          C. To conduct business, have one or more offices, and hold, purchase, sell or otherwise dispose of, mortgage, or convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries;
          D. To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in these Articles of Incorporation or any amendment thereof.

                            ARTICLE IV
                        AUTHORIZED SHARES
          The aggregate number of shares which the corporation shall have authority to issue shall be 10,000,000 common shares, no par value. All shares issued by the corporation shall be fully paid and nonassessable and shall have equal rights.
          Dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefor.

          In the event of any liquidation, dissolution or winding up of the affairs of the corporation, the holders of the common shares shall be entitled to share ratably in all assets then remaining for distribution to the shareholders.
                            ARTICLE V
                     MINIMUM PAID-IN CAPITAL
          The corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares.

                            ARTICLE VI
                            DIRECTORS
          The corporation shall have a minimum of three (3) and a maximum of nine (9) directors as shall be set by the Bylaws of the corporation. Until their successors are duly elected and qualified, the original directors shall be the following:
     Fred P. Lampropoulos     2407 Karren Street
                              Holladay, Utah 84124

     Cynthia Lampropoulos     2407 Karren Street
                              Holladay, Utah 84124

     Peter C. Lampropoulos    8777 Alta Canyon Drive
                              Sandy, Utah 84092

                           ARTICLE VII
               LIMITATION OF LIABILITY OF DIRECTORS
          To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

          Neither any amendment nor repeal of this Article VII, nor the adoption of any provision in these Articles of Incorporation inconsistent with this
Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                           ARTICLE VIII
               PREEMPTIVE RIGHTS; CUMULATIVE VOTING

          A. The corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and also to the extent of its unreserved and unrestricted capital surplus.
          B. The Board of Directors of the corporation may designate such committee or committees as it determines in accordance with law to exercise such authority as the Board of Directors shall delegate in the resolution designating such committee or committees.
          C. The shareholders shall not have preemptive rights to acquire additional securities of the corporation; and there shall be no cumulative voting by shareholders at any election of directors of the corporation.

                            ARTICLE IX
                         REGISTERED AGENT
          The  initial  registered  agent  of the  corporation  shall be Fred P.
Lampropoulos,   and  the  address  of  the  initial  registered  office  of  the corporation shall be 2407 Karren Street, Holladay, Utah 84124.

                            ARTICLE X
                          INCORPORATORS
          The incorporators of the corporation are the following:
     Fred P. Lampropoulos     2407 Karren Street
                              Holladay, Utah 84124

     Richard L. Blanck        City Centre I, Suite 900
                              175 East Fourth South
                              Salt Lake City, Utah 84111

     Karen Fisher             City Centre I, Suite 900
                              175 East Fourth South
                              Salt Lake City, Utah 84111

                            ARTICLE XI

                         INDEMNIFICATION

          The corporation shall indemnify its officers, directors, agents, incorporators and other persons against liabilities incurred by them that result from their acts that are performed in furtherance of the business of the corporation to the full extent now or hereafter permitted by the laws of the State of Utah.



                           ARTICLE XII
           Vote Required to Approve Fundamental Changes

     As to the following matters, the affirmative vote of two-thirds of the shares entitled to vote shall be required to approve any proposed shareholder action which otherwise requires shareholder approval under the Utah Revised Business Corporation Act: (a) to merge or consolidate the corporation with or into another corporation; (b) to sell, exchange, transfer or otherwise dispose of all or substantially all of the corporation's property and assets; (c) to dissolve or liquidate the corporation; or (d) to amend, change or delete this
Article XII from the Articles of Incorporation.